CONTACT:
Steve Eschbach, CFA
203-825-6000
seschbach@fce.com

FOR IMMEDIATE RELEASE

FuelCell Energy Reports 2003 Year-End, Fourth Quarter Results

Danbury, Conn., December 16, 2003 -- FuelCell Energy, Inc. (NasdaqNM:FCEL), a leading manufacturer of stationary fuel cell power plants for distributed generation, today reported 2003 fourth quarter and year-end results.

Financial Results

FuelCell Energy reported a net loss for the fourth quarter of 2003 of $15.4 million or $0.39 per basic and diluted share.  This compares to a net loss of $20.7 million, or $0.53 per basic and diluted share, during the same quarter of the previous year.  Research and development contract revenue and costs were lower then the comparable quarter resulting in a reduced quarterly loss. Product sales for the quarter were higher on lower product costs compared to the same quarter of the previous year.  Administrative, selling and research and development expenses increased as the Company continued to invest in bringing its products to market.  The quarterly loss was partially offset by state research and development tax incentives totaling $1.9 million which are included in other income on the Company's statement of operations.

Revenue for the fourth quarter of fiscal year 2003 was $7.3 million compared to $13.7 million for the same quarter of the previous year due to reduced government research and development funding during the quarter.  The net use of cash and investments during the quarter was $15.1 million, which included an investment of $1.5 million in Versa Power Systems and approximately $0.5 million in payments associated with the acquisition of Global Thermoelectric Inc. ("Global"), which closed in November 2003. Capital expenditures were $1.6 million and depreciation was $1.5 million during the fourth quarter of 2003.

Net loss for the fiscal year ended October 31, 2003, was $67.4 million or $1.71 per basic and diluted share compared with a net loss of $48.8 million or $1.25 per basic and diluted share in the previous fiscal year. The fiscal year loss reflects the Company's investment in the standardization of its DFC power plants, continued investment in delivering product to customers and reduced funding for certain government contracts.  Operating costs, which include employee expenses, sales and marketing costs and depreciation, increased as the Company continued to invest in bringing its products to market.  The fiscal 2003 loss was partially offset by state research and development tax incentives totaling $3.4 million which are included in other income on the Company's statement of operations.

- MORE -

FuelCell Energy Fourth Quarter 2003 Results

Revenue for the fiscal year ended October 31, 2003, was $33.8 million, compared to $41.2 million for the previous fiscal year.  Product sales and revenues increased to $16.1 million in 2003 from $7.7 million in 2002.  This was offset by a decline in research and development revenues from $35.6 million to $17.7 million.

During fiscal 2003, the Company used $67.1 million of cash and investments, including $6.6 million for capital expenditures, a $1.5 million investment in Versa Power Systems and approximately $0.9 million in payments associated with the acquisition of Global. This compares to $69.9 million in cash and investments used, inclusive of $15.4 million in capital expenditures and a $0.5 million investment in Versa Power Systems, during fiscal year 2002.

Cash, cash equivalents and investments (U.S. Treasuries) on hand as of October 31, 2003 totaled $153.4 million.  Upon the closing of the Global acquisition on November 3, 2003, the Company's consolidated cash and investment balance was approximately $209 million. FuelCell Energy issued a total of approximately 8.1 million shares of its common stock and substantially equivalent exchangeable shares to complete the Global acquisition.

Market Leader

"We made significant progress on our 2003 focus areas, including delivering products to customer sites, generating additional orders, strengthening our distribution partner network, and adding to our high temperature fuel cell expertise with the award of the $139 million SECA contract and acquisition of Global Thermoelectric," said Jerry D. Leitman, Chairman and CEO of FuelCell Energy.  "For 2004, we are focused on developing sustainable markets for our DFC products, accelerating cost reductions to broaden the market for our products, developing technology for future products and managing cash consistent with market demand."

2003 Accomplishments

Product Operations/Certifications

Through mid-December 2003, FuelCell Energy shipped 25 units (DFC power plants and fuel cell stacks) to Europe, Japan and the U.S., including its first megawatt DFC1500 to King County.  The Company expects to ship two more DFC300A power plants by calendar year end 2003.  To date, the Company's DFC products have generated more than 20 million kilowatt hours at customer sites throughout the world, more than any other high temperature fuel cell company.  Operating experience at customer sites is critical for continued enhancement of the Company's DFC products.

The Company's DFC power plants have received product certifications for safety, interconnection, performance and installation in the U.S.  In addition, its DFC products have received key ministry approvals to be sited anywhere in Japan, and meet or exceed various emissions requirements in Germany.  These certifications and approvals reduce the time, cost and complexity for installation of the Company's DFC power plants and qualify its products for incentive funding programs throughout the world.

- MORE -

FuelCell Energy Fourth Quarter 2003 Results

Strengthened Distribution Network

MTU.  MTU CFC Solutions GmbH, a partner of FuelCell Energy since 1989, is currently operating seven sub-megawatt systems in Germany and one in Spain.  MTU manufactures its own carbonate fuel cell power plant, branded as the 'Hot Module,' using the Company's DFC components.  In mid-2003, MTU entered into a joint venture with RWE AG, Germany's largest electric utility, to market its fuel cell power plants in Europe. Under the agreement, MTU contributes technology development for stationary fuel cells, while RWE, as one of the leading European power companies, provides corresponding market access for the broad-based introduction of fuel cell power plants.

Caterpillar.  The Company received three orders from Caterpillar.  The first DFC300A power plant was installed at its Technical Center north of Peoria, Illinois in October 2003 and is currently operating as a demonstration unit for customers, Caterpillar dealers and developmental engineers.  Two other DFC300A power plants are scheduled for delivery in 2004 to a wastewater treatment facility for the Sanitation Districts of Los Angeles County and a substation in Westerville, Ohio, which is designed to feed power to a local municipal electric system.  At the PowerGen Conference in Las Vegas in December 2003, Caterpillar announced plans to market a hybrid fuel cell/natural gas generator product which would combine FuelCell Energy's megawatt-class DFC power plant with Caterpillar's gas engine-driven generator to provide clean, efficient and economical base load and peaking power requirements for commercial and industrial customers in multi-megawatt sizes.

Marubeni.  In August 2003, Marubeni released for production three megawatts of orders for DFC power plants for new customer commitments.  Marubeni now has three DFC300A power plants operating in Japan, including an industrial wastewater treatment facility at Kirin Brewery, a municipal wastewater treatment facility at the City of Fukuoka and a natural gas gathering plant at Japex.  In addition, Marubeni is preparing for the assembly of DFC power plants in Japan by incorporating the Company's fuel cell modules with balance of plant components procured in Asia.

PPL Energy Plus.  In 2003, PPL Energy Plus, a distribution partner of FuelCell Energy since 2000, began operating DFC300A power plants at the following sites:  U.S. Coast Guard in Mass.; Ocean County College in N. J.; Sheraton Edison and Sheraton Parsippany Hotels in N.J.; and two units for a data center at Zoot Enterprises in Montana.

Enbridge Inc.  In November 2003, FuelCell Energy finalized an agreement with Calgary-based Enbridge Inc., a leader in energy transportation and distribution in North America and internationally, to distribute the Company's DFC products in Canada.

Alliance Power.  In May 2003, FuelCell Energy signed an agreement with Littleton, Colo.-based Alliance Power, Inc., a developer of distributed generation facilities ranging in size from one megawatt to 49 megawatts.  Alliance Power will initially focus its marketing efforts in California due to its high electricity prices, environmental requirements and incentive programs.

- MORE -

FuelCell Energy Fourth Quarter 2003 Results

Direct Customers

Los Angeles Department of Water and Power.  After successful completion of a sub-megawatt field trial unit at the Los Angeles Department of Water and Power's headquarters building, FuelCell Energy delivered three DFC300A power plants in 2003 that are now operating in downtown Los Angeles - one at the headquarters building, one at a North Main Street facility, and one at the Terminal Island Wastewater Treatment plant.

Yale University.  The Company delivered and began operating a DFC300A power plant at Yale University, which was funded by the Connecticut Clean Energy Fund and the University.  In addition, Yale entered into a five-year agreement with FuelCell Energy to service the DFC power plant.

Grand Valley State University (GVSU).  The Company is currently commissioning a DFC300A power plant for GVSU's Energy Institute research center in Muskegon, Mich.  Grand Valley State also entered into a five-year agreement with FuelCell Energy to service the DFC power plant.

King County.  The Company's first one-megawatt DFC1500 power plant is expected to begin operating on natural gas at a municipal wastewater facility in Washington State in early 2004 and is expected to switch to operating on anaerobic digester gas generated from the facility in the second calendar quarter of 2004.

Clean Coal.  The Company's first two-megawatt DFC3000 power plant is expected to begin operating on natural gas at a coal gasification plant in Indiana in early 2004 and is expected to operate on synthesis gas derived from coal in the second calendar quarter of 2004.

Cost Reduction

In 2003, FuelCell Energy implemented a number of programs that have resulted in significant product cost savings.  Purchased material cost improvements and manufacturing yield improvements have resulted in a 25 to 30 percent cost reduction in the fuel cell module.  Also, the qualification of multiple vendors and various value engineering initiatives have resulted in a 30 to 35 percent cost reduction in its balance of plant components.  The Company expects that its ongoing cost reduction program will provide opportunities for additional cost savings for its DFC products

Technology Development for Future Products

Direct FuelCell/Turbine® (DFC/T®).  In 2003, the Company concluded its proof-of-concept test of a 250-kW power plant integrated with a 60-kW microturbine and completed the conceptual design of a larger combined cycle power plant.  Based on the proof-of-concept test results, FuelCell Energy expects to build a packaged sub-megawatt alpha unit in late calendar year 2004 for factory testing in Danbury followed by a second field trial unit for a customer site in Montana in 2005.  The ultimate objective of this program is the design of a 10 to 40 MW DFC/T power plant that is expected to approach the 75 percent efficiency goal as specified by the DOE's Vision 21 program.

- MORE -

FuelCell Energy Fourth Quarter 2003 Results

Diesel Ship Service FuelCell Power Plant (SSFC).  FuelCell Energy continues its work on diesel fueled DFC products under programs with the U.S. Navy.  Currently, the Company is working on the second phase of a $21.6 million cost-shared project to provide a 500-kilowatt land-based SSFC to the Naval Sea Systems Command in Philadelphia by the end of calendar year 2004.

Solid Oxide Fuel Cell (SOFC).  In April 2003, FuelCell Energy was selected by the DOE for the first phase of a 10-year, $139 million cost-shared Solid State Energy Conversion Alliance (SECA) program, with contract finalization expected in early 2004.  Target applications for SOFC products in the 3 to 10 kilowatt size modules scalable up to 100 kW include remote sites, telecommunications facilities, commercial and residential buildings, and back-up, mobile standby and auxiliary power units.  In November 2003, FuelCell Energy acquired Global Thermoelectric Inc. to expand its SOFC technology capability.

DFC/Hydrogen.  Because the Company's DFC power plants produce hydrogen internally from readily available fuels such as natural gas and wastewater treatment gas, they can be used to cost-effectively co-generate hydrogen as well as electricity and heat.  Hydrogen could be made available locally for other applications, such as automotive fuel cells.  The Company continues to seek technology development opportunities for this application so that it can help to enable the evolving hydrogen infrastructure.

Cash

During 2003, the Company reduced its quarterly use of cash and investments from $20 million in the first two quarters to $12 to $13 million in the last two quarters (excluding the $1.5 million Versa Power investment and transaction costs of $0.9 million associated with the Global acquisition). With the acquisition of Global on November 3, 2003, the Company begins fiscal 2004 with approximately $209 million of cash, cash equivalents and investments.

Focus for 2004

To build upon our global market leadership position in high temperature fuel cell power plants, the Company's focus areas for 2004 are:

  Develop sustainable markets for its core DFC products.

  Achieve further product cost reductions to enable broader market penetration

  Advance technology development for future products.

  Manage cash consistent with market demand.

FuelCell Energy is offering DFC power plants with commercial terms and conditions for customers today and believes it is well positioned to take advantage of the expanding market opportunities in the United States, Europe and Japan.

Conference Call Information

A conference call is scheduled for 10:00 A.M. EST on December 16, 2003, to review results and discuss the company outlook.  Listeners can gain access to the call live over the Internet by clicking on the web cast link on the Company's homepage at www.fce.com.  A playback version will be available for seven days after the call by calling 800-642-1687 for the U.S./Canada and 706-645-9291 for international.  The confirmation number is 4386070.

- MORE -

FuelCell Energy Fourth Quarter 2003 Results

About Direct FuelCells

Direct FuelCells efficiently generate clean electricity at distributed locations near customer locations, including hospitals, schools, universities, hotels and other commercial and industrial facilities, as well as in grid-support applications for utility customers. Essentially, Direct FuelCells are like large, continuously operating batteries that generate electricity as long as fuel, such as natural gas, is supplied. Since the fuel is not burned, there is no pollution commonly associated with the combustion of fossil fuels. Because hydrogen is generated directly within the fuel cell module from readily available fuels such as natural gas and wastewater treatment gas, DFC power plants are ready today and do not require the creation of a hydrogen infrastructure.  This high-efficiency technology generates more electric power from less fuel and with less carbon dioxide emissions than traditional combustion methods.

 About FuelCell Energy, Inc.

FuelCell Energy, Inc., based in Danbury, Connecticut, is a world leader in the development and manufacture of high temperature hydrogen fuel cells for clean electric power generation, currently offering DFC power plant products ranging in size from 250 kilowatts to 2 megawatts for applications up to 50 megawatts.  Its subsidiary, Global Thermoelectric Inc., is a leader in the development of solid oxide fuel cell (SOFC) products and the world's largest manufacturer and distributor of thermoelectric stationary power generators for use in remote locations.

The Company has developed commercial distribution alliances for its carbonate Direct FuelCell technology with MTU CFC Solutions GmbH, a company of DaimlerChrysler AG, in Europe; Marubeni Corporation in Asia; Caterpillar, PPL Energy Plus, Chevron Energy Solutions and Alliance Power in the U.S; and Enbridge in Canada.  FuelCell Energy is developing Direct FuelCell technology for stationary power plants with the U.S. Department of Energy through its Office of Fossil Energy's National Energy Technology Laboratory.  More information is available at www.fuelcellenergy.com.

This news release contains forward-looking statements, including statements regarding the Company's plans and expectations regarding the development and commercialization of its fuel cell technology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, the risk that commercial field trials of the Company's products will not occur when anticipated, general risks associated with product development, manufacturing, integration of our acquisition of Global Thermoelectric, Inc., changes in the utility regulatory environment, potential volatility of energy prices, rapid technological change, and competition, as well as other risks set forth in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based.

(Financial tables attached)

FuelCell Energy Fourth Quarter 2003 Results

FUELCELL ENERGY, INC.
Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended October 31,
	2003	2002

Revenues:
Research and development contracts	$3,397	$10,168
Product sales and revenues	3,924	3,535
Total revenues	7,321	13,703

Costs and expenses:
Cost of research and development contracts	7,462	16,212
Cost of product sales and revenues	12,159	14,796
Administrative and selling expenses	3,041	2,276
Research and development expenses	2,459	2,172
Total costs and expenses	25,121	35,456

Loss from operations	(17,800)	(21,753)

License fee income, net	67	67
Interest expense	(26)	(39)
Interest and other income, net	2,379	986

Loss before provision for income taxes	(15,380)	(20,739)

Provision for income taxes	-	7

Net loss	$(15,380)	$(20,746)

Loss per share:
Basic and diluted loss per share	$(0.39)	$(0.53)

Basic and diluted weighted average shares outstanding	39,345,456	39,228,828

FuelCell Energy Fourth Quarter 2003 Results

FUELCELL ENERGY, INC.
Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Year Ended October 31,
	2003	2002

Revenues:
Research and development contracts	$17,709	$33,575
Product sales and revenues	16,081	7,656
Total revenues	33,790	41,231

Costs and expenses:
Cost of research and development contracts	35,827	45,664
Cost of product sales and revenues	50,391	32,129
Administrative and selling expenses	12,631	10,451
Research and development expenses	8,509	6,806
Total costs and expenses	107,358	95,050

Loss from operations	(73,568)	(53,819)

License fee income, net	270	270
Interest expense	(128)	(160)
Interest and other income, net	6,012	4,876

Loss before provision for income taxes	(67,414)	(48,833)

Provision for income taxes	-	7

Net loss	$(67,414)	$(48,840)

Loss per share:
Basic and diluted loss per share	$(1.71)	$(1.25)

Basic and diluted weighted average shares outstanding	39,342,345	39,135,256

FuelCell Energy Fourth Quarter 2003 Results

FUELCELL ENERGY, INC.
Condensed Balance Sheets
(Dollars in thousands)
(Unaudited)

	October 31, 2003	October 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$41,000	$102,495
Investments:U.S. treasury securities	93,750	103,501
Accounts receivable, net	4,948	10,438
Inventories, net	15,954	13,981
Other current assets	5,140	4,334
Total current assets	160,792	234,749

Property, plant and equipment, net	39,778	38,710
Investments:U.S. treasury securities	18,690	14,542
Other assets, net	4,103	1,802
Total assets	$223,363	$289,803

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$323	$285
Accounts payable	6,667	4,712
Accrued liabilities	5,369	7,815
Deferred license fee income	37	38
Deferred revenue	4,398	3,466
Total current liabilities	16,794	16,316

Long-term debt	1,484	1,785
Total liabilities	18,278	18,101

Stockholders' equity:
Common stock	4	4
Additional paid-in capital	340,559	339,762
Accumulated deficit	(135,478)	(68,064)
Total stockholders' equity	205,085	271,702

Total liabilities and stockholders' equity	$223,363	$289,803

###